EXHIBIT C (2)
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                      AMENDMENT TO PURCHASE AGREEMENT
                       AND JOINT ESCROW INSTRUCTIONS
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      This AMENDMENT TO PURCHASE AGREEMENT AND JOINT ESCROW INSTRUCTIONS
(the "AMENDMENT"), dated as of February 25, 1997, is by and between JMB/WAREHOUSE ASSOCIATES LIMITED PARTNERSHIP, a Texas limited partnership (the "SELLER"), and OLYMPIA PROPERTIES L.L.C., a Washington limited liability company (the "BUYER").

      WHEREAS, Seller and Buyer entered into that certain Purchase Agreement and Joint Escrow Instructions dated as of January 10, 1997, relating to the acquisition of certain industrial properties located in the City of Houston, State of Texas, as more particularly described therein (the foregoing agreement, together with all prior modifications and amendments thereto, is herein called the "PURCHASE AGREEMENT"); and

      WHEREAS, Seller and Buyer desire to modify and amend the Purchase Agreement in the manner hereafter set forth.

      NOW, THEREFORE, for and in consideration of the foregoing, the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      I. RECITALS. The foregoing recitals are incorporated into this Amendment as if fully set forth herein.

      II. PURCHASE PRICE. The Purchase Price provided for in the Purchase Agreement is hereby reduced by $500,000, such that the term "Purchase Price", from and after the date hereof, shall mean $16,350,000.

      III. APPROVAL NOTICE. This Amendment constitutes the Approval Notice under the Purchase Agreement and Buyer shall have no further right to terminate the Purchase Agreement pursuant to the provisions of paragraph 4B thereof. Without limitation on the foregoing, Buyer acknowledges that the Purchase Price has been adjusted after the completion, and is fully reflective, of Buyer's due diligence reviews, examinations and inspections.

Nothing contained in this paragraph 3 shall modify or amend the provisions of paragraph 4 below.

      IV.   ENVIRONMENTAL REVIEW.

            A. Buyer has been, or hereafter shall be, permitted to collect a groundwater sample from the existing monitoring well in the northeast corner of the premises known as "Pine Forest #17" (designated MW-1 in the Report of Law Engineering dated September, 1991), if such well remains intact and capable of being properly sampled. The sample is to be analyzed only for VOAs, TPH and Pesticides/Herbicides, using appropriate analytical techniques and quality control procedures (as proposed by Dames & Moore in its letter dated February 11, 1997). Buyer shall conduct such testing in accordance with, and subject to, the applicable provisions of paragraph 4B respecting the conduct of any inspections, reviews or examinations of the Property.

            B. Notwithstanding anything to the contrary contained in the Purchase Agreement, if Buyer shall determine, on or before March 5, 1997, that Buyer elects not to purchase the Pine Forest property solely on the basis of the results of such environmental reviews, then Buyer shall have the right to exclude such premises from the sale hereunder and the Purchase Price for the remaining Property shall be reduced by $4,220,000 (such that the Purchase Price for the remaining Property shall be $12,130,000. Buyer shall exercise such exclusion right, if at all, by giving written notice thereof to Seller on or before March 5, 1997. The provisions set forth herein supersede the provisions of paragraph 4E of the Purchase Agreement (which provisions are hereby deleted in their entirety and are no longer of any force or effect).

      V.    CLOSING DATE.  The Closing Date is hereby extended to March 19,
1997.

      VI. PERMITTED EXCEPTIONS. Attached hereto as Schedule "I" are the Permitted Exceptions which have been approved by Buyer.

      VII. CORRECTION MATTERS. The Purchase Agreement inadvertently identified Carlyle XVII Managers, Inc. ("Managers") as the Corporate General Partner of Seller's general partner. The actual Corporate General Partner is JMB Realty Corporation. The references to Manager are hereby deleted ab initio and JMB Realty Corporation, a Delaware corporation, substituted in its place. In addition, the parties acknowledge that Exhibit "C-2" was not previously finalized but, as more particularly described in paragraph 4B above, such Exhibit "C-2" is no longer required (and the failure to have finalized such Exhibit "C-2" shall not have any effect on the validity of the Purchase Agreement).

      VIII. TERMS. All terms capitalized in this Amendment and not otherwise defined herein shall have the same meaning as set forth in the Purchase Agreement.

      IX. REAFFIRMATION. Except as expressly modified herein, all of the terms and conditions of the Purchase Agreement shall remain unmodified and in full force and effect, and are hereby reaffirmed and ratified in their entirety.

      X. COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which shall have the force and effect of an original, and all of which shall constitute but one document.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment under seal on the date set forth below.

                              SELLER:

                              JMB/WAREHOUSE ASSOCIATES LIMITED
PARTNERSHIP,
                              a Texas limited partnership

                              By:   Carlyle Real Estate Limited
Partnership-XVII,
                                    an Illinois limited partnership,
                                    General Partner

                              By:   JMB Realty Corporation,
                                    a Delaware corporation,
                                    Corporate General Partner

                                    By:   BRIAN K. ELLISON
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                                    Name: Brian K. Ellison
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                                    Title: Vice President
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                              BUYER:

                              OLYMPIA PROPERTIES L.L.C.,
                              a Washington limited liability company

                              By:   Bartwood L.L.C.,
                                    a Massachusetts limited
                                    liability company

                              By:
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                              Name:
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                              Title:
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